Exhibit 99.01

Houghton Mifflin Company First Quarter 2004 Results

Boston, MA, May 12, 2004—Houghton Mifflin Company announced today its results for the first quarter of 2004. The financial results and comments in this release include the consolidated results of Houghton Mifflin Company and its parent, HM Publishing Corp. HM Publishing Corp. conducts all of its operating activities through Houghton Mifflin Company.

“The first quarter is usually a seasonal low point for educational publishers, however Houghton Mifflin’s net sales for the quarter compare favorably with the first quarter of 2003,” said Tony Lucki, president and chief executive officer. “Our K-12 Publishing segment performed well, increasing revenue 15.9%. The increase was primarily driven by the strength of reading and literacy products and early ordering in California.”

“2004 will present the fewest adoption opportunities the industry has seen in many years,” Lucki said. “During this time we are focusing on all available adoption and open territory opportunities, as well as potential Reading First sales. In 2004, we will be directing efforts to product development and sales strategies to enable us to meet the upcoming adoption needs of 2005 and beyond. We are also reviewing our business processes and cost structure while implementing new back office systems, all of which we expect will create greater efficiencies.”

First Quarter 2004

Educational textbook purchasing patterns are seasonal, with most publishing revenues generated in the second and third quarters of the year. We have historically incurred operating losses in the first and fourth quarters of the year.

Our net sales for the quarter ended March 31, 2004, increased $6.2 million, or 4.7%, to $139.0 million from $132.8 million in the first quarter of 2003.

The K-12 Publishing segment’s net sales increased 15.9% to $80.7 million in the first quarter of 2004, from $69.6 million in the same period in 2003. Approximately $3.8 million, or one-third of the increase is attributed to revenue contributions from business acquisitions completed in the fourth quarter of 2003. The remaining increase in net sales was due mainly to sales of reading products in California, and sales of Houghton Mifflin Leveled Readers.

The College Publishing segment’s net sales decreased 12.7% to $18.3 million in the first quarter of 2004, from $20.9 million in the same period in 2003. The decrease in net sales was due to lower January bookstore re-orders.

The Trade and Reference Publishing segment’s net sales decreased 4.0% to $26.0 million in the first quarter of 2004, from $27.0 million for the quarter ended March 31, 2003. The decrease in net sales was due mainly to lower royalty income from licensed products.

The Other segment’s net sales decreased 7.2% to $14.1 million in the first quarter of 2004, from $15.2 million in the same period in 2003. The decrease was due to lower test volumes for Promissor.

The operating loss of $113.7 million decreased slightly in the first quarter of 2004 from $114.7 million in the same period in 2003. The operating loss in 2004 includes higher prepublication cost amortization, increased investment in editorial activities, and the seasonal loss of Edusoft, which was acquired in December 2003. Operating loss for 2004 also includes approximately $1 million in one-time charges compared to the operating loss in 2003, which included $16 million of one-time charges.

The net loss from continuing operations decreased $30.2 million in the first quarter of 2004 to $90.4 million, compared to a loss of $120.6 million reported in the same period in 2003, which included a debt extinguishment charge of $48.4 million. The comparably lower net loss was primarily driven by the after-tax effects of the debt extinguishment charges on 2003 first quarter results partially offset by an incremental $4.6 million of non-cash interest expense from the 11.5% HM Publishing Corp. senior discount notes issued in October 2003. The lower net loss was also aided by a gain recognized from the termination of an interest rate swap.

Cash flow used in continuing operating activities increased $22.0 million in the first quarter of 2004 to $94.1 million, from $72.1 million in the first quarter of 2003. The higher cash flow used in operating activities was due mainly to incremental interest payments of $29.0 million relating primarily to Houghton Mifflin’s January 2003 bond financing.

Capital expenditures decreased to $26.0 million in the first quarter of 2004 from $33.5 million in the same period in 2003. The decrease was mainly due to the timing of investment in pre-publication expenditures in the K-12 Publishing segment for new product development, partially offset by higher capital requirements for new back-office systems. We expect to spend approximately $150 million in capital expenditures in 2004.

Due to the seasonal nature of our business, with approximately 50% of net sales realized in the third quarter, we normally incur a net cash deficit from all activities through the middle of the third quarter. Due to this seasonality, operating free cash flow, defined as cash flow from continuing operations less capital expenditures, was a negative $120.1 million in the first quarter of 2004 compared to a negative $105.6 million in the first quarter of 2003. The decrease in operating free cash flow was due mainly to the aforementioned interest payment partially offset by comparably lower capital expenditures during the first quarter of 2004.

EBITDA was a loss of $60.6 million in the first quarter of 2004, compared to a loss of $70.3 million for the same period last year. The first quarter of 2003 included $16.0 million of one-time charges relating to the acquisition of the Company in December 2002. The first quarter of 2004 includes Edusoft’s seasonal loss and the increased investments in editorial activities.

Conference Call Schedule

The Company’s senior management will review the first quarter on a conference call scheduled for this afternoon, May 12, 2004 at 3:00 PM Eastern Standard Time. The call is open to all interested parties and discussions may include forward-looking information. The teleconference dial-in numbers to participate are:

United States (888) 428-4474

International (612) 288-0318

About Houghton Mifflin Company

Boston-based Houghton Mifflin Company is one of the leading educational publishers in the United States, with over $1 billion in sales. Houghton Mifflin Company publishes textbooks, instructional technology, assessments and other educational materials for elementary and secondary schools and colleges. Houghton Mifflin Company also publishes an extensive line of reference works and award-winning fiction and non-fiction for adults and young readers. Houghton Mifflin offers computer-administered testing programs and services for the professional and certification markets. With its origins dating back to 1832, Houghton Mifflin Company today combines its tradition of excellence with a commitment to innovation. The Company’s website can be found at www.hmco.com. Houghton Mifflin’s parent company, HM Publishing Corp., conducts all of its operating activities through Houghton Mifflin Company.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Houghton Mifflin Company and HM Publishing Corp. about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations, and we expressly do not undertake any duty to update forward-looking statements, which speak only as of the date of this release. These factors include, but are not limited to: (i) market acceptance of new educational and testing products and services, particularly reading, literature, language arts, mathematics, science and social studies programs, criterion-referenced testing and the Iowa Tests of Basic Skills; (ii) the seasonal and cyclical nature of educational sales;

(iii) changes in funding in school systems throughout the nation, which may result in cancellation of planned purchases of educational and testing products and/or services and shifts in timing of purchases; (iv) changes in educational spending in key states such as California, Texas and Florida, and our share of that spending; (v) changes in purchasing patterns in elementary and secondary schools and, particularly in college markets, the effect of textbook prices, technology and the used book market on sales; (vi) changes in the competitive environment, including those which could adversely affect cost of sales, such as the increased amount of materials given away in the elementary and secondary school markets and increased demand for customized products; (vii) changes in the relative profitability of products sold; (viii) regulatory changes that could affect the purchase of educational and testing products and services; (ix) changes in the strength of the retail market for general interest publications and market acceptance of newly-published titles and new electronic products; (x) the ability of Riverside, Edusoft, and Promissor to enter into new agreements for testing services and generate net sales growth; (xi) delays and unanticipated expenses in developing new programs and other products; (xii) delays and unanticipated expenses in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xiii) the success of Riverside’s entry into the scoring business and the criterion-referenced testing business; (xiv) the potential effect of a continued weak economy on sales of K-12, college and general interest publications; (xv) the risk that our well-known authors will depart and write for our competitors; and (xvi) the effect of changes in accounting, regulatory and/or tax policies and practices.

Contact

Joseph P. Fargnoli

Vice President, Treasurer

617-351-3351

joseph_fargnoli@hmco.com

HM Publishing Corp.

Summary Historical Consolidated Financial Information

(See Notes to Summary and Other Financial Data)

	Three months ended March 31, 2004	Three months ended March 31, 2003
	(unaudited)	(unaudited)
	(dollars in thousands)
Consolidated Statement of Operations Data (a):
Net sales by segment:
K-12 Publishing	$80,674	$69,623
College Publishing	18,291	20,949
Trade and Reference Publishing	25,959	27,033
Other	14,122	15,218

	139,046	132,823

Cost of sales excluding pre-publication and publishing rights amortization	82,297	78,229
Pre-publication and publishing rights amortization	43,635	36,807

Cost of sales	125,932	115,036

Selling and administrative expenses	125,591	132,195
Intangible asset amortization	1,208	249

Operating loss	(113,685)	(114,657)
Net interest expense	(28,829)	(27,804)
Debt extinguishment costs (b)	—	(48,427)
Other income (expense)	24	18

Loss from continuing operations before taxes	(142,490)	(190,870)
Income tax benefit	(52,036)	(70,240)

Loss from continuing operations	(90,454)	(120,630)
Loss from discontinued operations	—	(1,221)

Net loss	$(90,454)	$(121,851)

Other Consolidated Operating Data:
EBITDA:
Net Income	$(90,454)	$(121,851)
Interest expense	28,829	27,804
Income taxes	(52,036)	(70,240)
Depreciation and amortization	53,096	44,381
Debt extinguishment charge	—	48,427
Loss from discontinuing operations	—	1,221

EBITDA (d)	(60,565)	(70,258)

Cash flow used in continuing operations	$(94,117)	$(72,111)
Capital expenditures – excluding pre-publication costs	(7,767)	(5,805)
Capital expenditures – pre-publication costs (c)	(18,179)	(27,726)

Operating free cash flow (d)	$(120,063)	$(105,642)

Other Consolidated Balance Sheet Information:

As of March 31, 2004
(dollars in thousands)
Unrestricted cash and cash equivalents	$38,098
Short-term borrowings	$0
Long-term debt including current portion	$1,294,773

Notes to Summary and Other Consolidated Financial Data:

a.	The Consolidated Statement of Operations Data and Balance Sheet Information presented includes HM Publishing Corp. and its wholly owned subsidiary Houghton Mifflin Company. HM Publishing Corp., incorporated in September 2003, conducts all of its operating activities through Houghton Mifflin Company. The Consolidated Statement of Operations Data for HM Publishing Corp. includes the results of Houghton Mifflin Company and incremental interest expense of $4.6 million from HM Publishing Corp.’s 11.5% senior discount notes issued in October 2003 and a corresponding incremental tax benefit of $1.3 million. The Consolidated Balance Sheet Information includes $159.6 million of HM Publishing Corp.’s 11.5% senior discount notes.

b.	The debt extinguishment costs of $48.4 million represent charges related to the debt refinancing during the first quarter of 2003.

c.	Pre-publication expenditures are costs incurred after the completion of a final manuscript. These expenditures are capitalized and then amortized over the subsequent three to five years on an accelerated basis.

d.	EBITDA and operating free cash flow are included as both a measure of our ability to generate cash as well as our ability to meet debt service requirements. We do not intend for EBITDA or operating cash flow to represent cash flow from operations as defined by Generally Accepted Accounting Principles (GAAP) and we do not suggest that you consider it as an indicator of operating performance or as an alternative to cash flow or operating income (as measured by GAAP) or as a measure of liquidity. While EBITDA and operating free cash flow and similar measures are frequently used as measures of operations and an ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.